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                                Exhibit 10(ee)

                                 AMENDMENT TO
                       THE GUARANTEE LIFE COMPANIES INC.
                           EXECUTIVE SEVERANCE PLAN


     The Plan is hereby amended effective May 1, 1999, as follows:

     1. Section 4.3 shall be amended by adding the following subsections (v) and (vi):

         (v) The relocation of the Participant's principal place of employment by more than 50 miles from the Participant's then current principal place of employment.

         (vi) The material breach of any provision of this Plan, which breach is not cured within ten (10) calendar days of notice thereof to Company by the Participant.

     2.  Subsection (i) of Section 5 shall be amended to read as follows:

         (i)  The Participant's base salary multiplied:

              I.   in the case of a Tier I Participant, by three;

              II.  in the case of a Tier II Participant, by two; and

              III. in the case of a Tier III Participant, by one.

         For purposes of this subsection and the computation of incentive compensation under Section 5(ii), "base salary" shall mean the greater of
     (a) the base salary of the Participant on the date of the Qualifying Termination, or (b) the contingent base salary previously approved by the Compensation Committee to be paid upon the achievement of the plan earnings for the year. Such contingent base salary shall be payable from the date of the Change in Control and any increased base salary attributable to periods prior to the date of the Change in Control shall be increased retroactively and paid in a lump sum on the date of the Change in Control.

     3.  Subsection (ii) of Section 5 shall be amended to read as follows:

         (ii) any other items of deferred or incentive compensation shall become fully vested and treated as fully earned; provided, the amount of incentive compensation deemed earned under the Guarantee Life Insurance Company Total Rewards Incentive Compensation Plan shall be the greater of (A) or (B):
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               (A) The amount the Participant would have received under the Plan for the calendar year between his Par and Max Incentive Opportunity if no Change in Control had occurred but adjusted as follows: (i) the sole performance measure shall be pre-tax earnings; (ii) pre-tax earnings shall be weighted by comparing plan earnings projected for calendar quarters to actual earnings for such quarters; and (iii) the incentive shall be prorated based on the number of whole and partial months worked during the year of termination; or

               (B) The amount the Participant would have received for the calendar year under the Total Rewards Incentive Compensation Plan in effect on the date of the Change in Control, assuming the Participant earned the Par Incentive Opportunity, but prorated based on the number of whole and partial months worked during the year of termination.

         A participant will not be required to be employed on the final day of a calendar year to receive incentive compensation under this subsection
     (ii).

     4.  Subsection (iv) shall be added to Section 5 to read as follows:

         (iv) The Company will pay the full cost of a Participant's COBRA continuation health coverage for the period such coverage is required to be provided under federal law, or if the Participant is a Tier III Participant one year, whichever period is the lesser.

     5.  In all other respects, the Plan shall remain in full force and effect.

     DATED this 13th day of May, 1999.



                                          THE GUARANTEE LIFE COMPANIES INC.


                                          By   /s/ R. D. Bates
                                            -------------------------------
                                                                       President

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